                                                                     EXHIBIT 4.7


                                THIRD AMENDMENT
                                       TO
                                 LOAN AGREEMENT
                     BY AND BETWEEN CARRIZO OIL & GAS, INC.
                                AND COMPASS BANK

         This Third Amendment to the Loan Agreement (this "Third Amendment") by and between CARRIZO OIL & GAS, INC., a Texas corporation (the "Borrower"), and COMPASS BANK, a Texas chartered bank (the "Bank"), is entered into on this 26th day of June 1997, and shall be effective as of that date for all purposes.

                              W I T N E S S E T H:

         Borrower and Bank entered into a Loan Agreement dated December 6, 1996, as amended by First Amendment thereto dated April 4, 1997, and Second Amendment thereto dated May 15, 1997 (collectively, the "Loan Agreement"). Capitalized terms used, but not defined, herein shall have the meanings prescribed therefor in the Loan Agreement.

         Borrower has requested that Bank consent to certain modifications to the subordinated indebtedness described on Schedule 3.11 attached to the Loan Agreement and to the substitution by one of the Guarantors of certain new collateral in place of part of the existing collateral securing his Guaranty, and Bank has agreed to grant such consent according to the terms set forth herein, which shall be incorporated into the Loan Agreement.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Borrower and Bank, and each intending to be legally bound hereby, the parties agree as follows:

         I.      Specific Amendments to Loan Agreement.

                 Article I is hereby amended by adding, replacing or amending the following definitions therein:

                 "Hamilton Stock Pledge" means that certain Stock Pledge Agreement dated April 4, 1997, between Douglas A.P. Hamilton, as Debtor, and the Bank, as Secured Party.

                 "Hamilton Subordination Agreement" means that certain Subordination Agreement dated December 5, 1996, among the Bank, Borrower, and Douglas A.P. Hamilton.

                 "Third Amendment" means the Third Amendment to this Agreement executed by Borrower and Bank on June ____, 1997.

                 Section 3.11 is hereby amended by adding the following text at the end of such section:

                 On or about May 31, 1997, Douglas A.P. Hamilton advanced an additional $1,800,000.00 loan to Borrower, increasing the amount of indebtedness reflected on page 3.11-6 of Schedule
                 3.11 originally attached hereto, and the Borrower used such funds prior to the date of the Third Amendment to repay $600,000.00, each, of the indebtedness owed to Paul B. Loyd, Jr., Steven A. Webster, and Frank A. Wojtek, as reflected on pages 3.11-3, 3.11-5, and 3.11-4, respectively, of Schedule
                 3.11 originally attached hereto.  Each of such pages of
                 Schedule 3.11 are deemed to be modified as of the date of the Third Amendment and replaced with the corresponding numbered pages attached as Exhibit "A" to the Third Amendment. Contemporaneously with the Bank's execution of the Third Amendment, the Bank, the Borrower, and Mr. Hamilton shall have entered into an amendment of the Hamilton Subordination Agreement, in form and substance acceptable to the Bank, providing that the Hamilton Subordination Agreement covers such increased indebtedness owed by Borrower to Mr. Hamilton.

                 Section 3.17 is hereby amended by adding the following text at the end of such section:

                 Douglas A.P. Hamilton has previously executed and delivered for the benefit of the Bank, as Secured Party, that certain Pledge Agreement (Certificate of Deposit) dated February 21, 1997 (the "CD Pledge"). Contemporaneously with the Bank's execution of the Third Amendment, the Bank and Mr. Hamilton shall have entered into an additional Stock Pledge Agreement, in form substantially similar to the Hamilton Stock Pledge, pursuant to which Mr. Hamilton pledges to the Bank 20,000 shares of Falcon Drilling Company, Inc. stock, whereupon the Bank shall contemporaneously release and terminate the CD Pledge.

                 Section 3.20(h) (ii) is hereby amended by adding the following text at the end of such section:

                 As of June 5, 1997, there was a stock split of the shares that constituted the original collateral under the Hamilton Stock Pledge. As the result of such stock split, the number of shares of stock constituting such collateral was multiplied by a factor of 521, from 2,250 to 1,172,250 (hereinafter called the "Pledged Shares"). As of the date of the Third Amendment, Douglas A.P. Hamilton has transferred to a charitable trust 395,960 Pledged Shares covered by the Hamilton Stock Pledge. Contemporaneously with the Bank's execution of the Third Amendment, the Bank and Mr. Hamilton shall have entered into an amendment to the Hamilton Stock Pledge, in form and substance acceptable to the Bank, providing for a release of 395,960 Pledged Shares and adding as part of the Collateral covered thereby other Eligible Marketable securities approved by the Bank.

         II. Certain Waivers and Consents. The Bank hereby grants the following waivers or consents:

         A. The Bank consents to Douglas A.P. Hamilton's May 31, 1997 loan to the Borrower in the amount of $1,800,000.00, and the Borrower's payment prior to the date of this Third Amendment of $600,000.00, each, to the payees in those certain notes described on pages 3.11-3, 3.11-4, and 3.11-5 of Schedule 3.11 of the Loan Agreement, and to the extent that the terms of the Loan Agreement or any subordination agreement previously executed pursuant to Section 3.11 of the Loan Agreement would have been breached solely as the result of the transactions described in this paragraph II.A., the Bank hereby waives such breach.

         B. The Bank consents to Douglas A.P. Hamilton's transfer to a charitable trust of 395,960 Pledged Shares covered by the Hamilton Stock Pledge (the "Transfer of Pledged Stock"), and to the extent that the terms of the Loan Agreement or the Hamilton Stock Pledge would have been breached solely as the result of such Transfer of Pledged Stock, the Bank hereby waives such breach.

         The waivers and consents set forth above are limited solely to the transactions and events expressly described herein, and the Bank shall have no obligation to grant any broader or additional consents or waivers, nor shall the waivers and consents granted herein constitute any evidence of a course of dealing between Borrower and the Bank, or any of the Guarantors, with respect to any future requests for waivers or consents.

         III. Reaffirmation of Representations and Warranties. To induce Bank to enter into this Third Amendment, Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article IV of the Loan Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:

         A. The execution and delivery of this Third Amendment and the performance by Borrower of its obligations under this Third Amendment are within Borrower's power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of Borrower or of any agreement binding upon Borrower.

         B. The Loan Agreement, as amended by this Third Amendment, represents the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

         C. No Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof.

         IV. Defined Terms. Except as amended hereby, terms used herein that are defined in the Loan Agreement shall have the same meanings herein.

         V. Reaffirmation of Loan Agreement. This Third Amendment shall be deemed to be an amendment to the Loan Agreement, and the Loan Agreement, as further amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Loan Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

         VI. Entire Agreement. The Loan Agreement, as hereby further amended, embodies the entire agreement between Borrower and Bank and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof. Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in the Loan Agreement as hereby further amended and the other documents previously executed or executed of even date herewith.

         VII. Governing Law. THIS THIRD AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. This Third Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Bank, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Third Amendment or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

         VIII. Severability. Whenever possible each provision of this Third Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Third Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Third Amendment.

         IX. Execution in Counterparts. This Third Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument, and any signed counterpart shall be deemed delivered by the party executing such counterpart if sent to any other party hereto by electronic facsimile transmission.

         X. Section Captions. Section captions used in this Third Amendment are for convenience of reference only, and shall not affect the construction of this Third Amendment.

         XI. Successors and Assigns. This Third Amendment shall be binding upon Borrower and Bank and their respective successors and assigns, and shall inure to the benefit of Borrower and Bank, and the successors and assigns of Bank.

         XII. Non-Application of Chapter 15 of Texas Credit Codes. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to the Loan Agreement as hereby further amended or any of the other Loan Documents or to the transactions contemplated hereby.

         XIII. Notice. THIS THIRD AMENDMENT TOGETHER WITH THE LOAN AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.


BANK                                       BORROWER

COMPASS BANK                               CARRIZO OIL & GAS, INC.


By: /s/ KATHLEEN J. BOWEN                  By: /s/  FRANK A. WOJTEK
   --------------------------------           --------------------------------
        Kathleen J. Bowen                           Frank A. Wojtek
        Vice President                              Vice President

                             Schedules and Exhibits


                 The schedules and exhibits have been intentionally omitted herefrom. The Company will furnish supplementally a copy of any or all of such omitted schedules and exhibits to the Commission upon request.